Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 22, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, April 22, 2016 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter ended March 31, 2016.  Beneficial recorded net income of $5.0 million, or $0.07 per diluted share, for the quarter ended March 31, 2016 compared to net income of $5.3 million, or $0.07 per diluted share, for the quarter ended March 31, 2015.

Highlights for the quarter ended March 31, 2016 are as follows:

•                                          Net interest income increased $2.1 million, or 7.0%, to $32.2 million for the quarter ended March 31, 2016 compared to $30.1 million for the same period in 2015, primarily due to the deployment of the proceeds from the Bank’s second-step conversion, which was completed in January 2015, into the loan portfolio.

•                                         Our net interest margin was 2.87% for the first quarter of 2016 compared to 2.84% for the fourth quarter of 2015 and 2.75% for the first quarter of 2015.

•                                         For the quarter ended March 31, 2016, our loan portfolio increased $210.3 million, or 7.2%, due to organic growth primarily in our commercial loan portfolio of $92.8 million as well as a $117.5 million participation in a portfolio of multi-family loans.

•                                          Net charge-offs decreased $1.9 million, or 87.7%, to $267 thousand, or 0.03% of average loans during the quarter ended March 31, 2016, compared to $2.2 million, or 0.31% of average loans during the quarter ended December 31, 2015.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, improved to 0.29% at March 31, 2016 compared to 0.31% at December 31, 2015.

•                                          Core deposits increased $55.3 million, or 2.0%, to $2.87 billion at March 31, 2016 compared to $2.81 billion at December 31, 2015,

•                                          Our loans-to-deposits ratio increased to 89.8% at March 31, 2016 from 85.2% at December 31, 2015 which helped stabilize net interest margin.

•                                          Our capital levels continue to remain strong with tangible capital to tangible assets totaling 19.64% at March 31, 2016 compared to 21.04% at December 31, 2015. Tangible book value per share totaled $12.00 at March 31, 2016.

•                                          We announced a stock repurchase program that allows us to repurchase 10% of our outstanding stock or 8,291,859 shares. We repurchased 6,283,435 during the quarter ended March 31, 2016 at an average price per share of $12.93 or 1.08 times tangible book value per share.

On April 15, 2016, Beneficial announced the completion of its acquisition of Conestoga Bank.  The results of Conestoga Bank’s operations will be included in Beneficial’s financial statements beginning on April 15, 2016.  During the second quarter of 2016, Beneficial expects to record merger and other restructuring charges of approximately $8.0 million, pre-tax, as a result of the completion of the transaction.

In connection with the closing of the Conestoga transaction, the Company announced the implementation of an expense management reduction program following a comprehensive review of the Company’s and Bank’s operating cost structure.  Under the expense management reduction program, the Bank will reduce its salary and benefits expense by approximately 11% during the second quarter of 2016.  Employees whose positions are eliminated as a result of the reduction in force will receive severance packages, which will include outplacement services.  During the second quarter of 2016, the Company expects to record a charge of approximately $1.2 million, pre-tax, as a result of the expense management reduction program.

“We are pleased with our performance during the quarter” said Gerard Cuddy, Beneficial’s President and CEO.  “We are excited to have completed our acquisition of Conestoga Bank on April 14, 2016. We believe this acquisition, which will increase our total assets to approximately $5.5 billion, will provide even greater strength, size and stability for our customers, employees, shareholders and the communities we serve. The continued deployment of the second-step conversion proceeds into the loan portfolio has also improved our balance sheet mix and increased our net interest income levels.  Our lending teams have been able to organically grow our loan portfolio and we continue to increase our core deposits in our markets.  Our focus remains on a superior customer experience, management of expenses and prudent capital management to improve the financial performance of our organization.”

Balance Sheet

Total assets decreased $12.0 million, or 0.2%, to $4.81 billion at March 31, 2016 compared to $4.83 billion at December 31, 2015.  Cash and cash equivalents decreased $122.2 million to $111.8 million at March 31, 2016 from $233.9 million at December 31, 2015.  The decrease in cash and cash equivalents was primarily driven by the deployment of a portion of the second-step conversion proceeds to support organic loan growth, the participation in a portfolio of multi-family loans during the quarter as well as repurchases of our common stock.

Investments decreased $95.8 million, or 7.0%, to $1.3 billion at March 31, 2016 compared to $1.4 billion at December 31, 2015, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $210.3 million, or 7.2%, to $3.15 billion at March 31, 2016 from $2.94 billion at December 31, 2015.  The increase in loans was due to $92.8 million in organic growth primarily in commercial real estate, commercial construction, and commercial business loan portfolios as well as a $117.5 million participation in a portfolio of multi-family loans.

Commercial loans include shared national credits, which are participations in loans or loan commitments of at least $20.0 million that are shared by three or more banks.  The shared national credit loans are typically variable rate with terms ranging from one to seven years.  At March 31, 2016, shared national credits totaled $227.2 million compared to $222.4 million at December 31, 2015. All of these loans were classified as pass rated as of March 31, 2016 as all payments are current and the loans are performing in accordance with their contractual terms.

Deposits increased $58.6 million, or 1.7%, to $3.51 billion at March 31, 2016 from $3.45 billion at December 31, 2015.  The $58.6 million increase in deposits during the quarter ended March 31, 2016 was primarily due to increases of $35.8 million and $34.9 million in savings and club deposits and interest business checking deposits, respectively, partially offset by a $14.4 million decrease in municipal deposits and a $13.8 million decrease in interest retail checking deposits.

Stockholders’ equity decreased $69.0 million, or 6.2%, to $1.05 billion at March 31, 2016 from $1.12 billion at December 31, 2015.  The decrease in stockholders’ equity was primarily due to the repurchase of 6,283,435 shares of common stock during the quarter, partially offset by $5.0 million increase in retained earnings.

Net Interest Income

For the quarter ended March 31, 2016, net interest income was $32.2 million, an increase of $2.1 million, or 7.0%, from the quarter ended March 31, 2015. The increase in net interest income was primarily due to improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio with reductions in cash and investment levels.  The net interest margin totaled 2.87% for the quarter ended March 31, 2016 as compared to 2.75% for the same period in 2015. The increase in the net interest margin for the quarter ended March 31, 2016 was primarily due to a change in the mix of the interest earning assets from lower yielding investment securities into higher yielding loans. The continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and continuing to improve our balance sheet mix to help stabilize our net interest margin.

Non-interest Income

For the quarter ended March 31, 2016 non-interest income totaled $5.3 million, a decrease of $300 thousand, or 5.3%, compared to $5.6 million for the same period in 2015.  The decrease was primarily due to a $168 thousand limited partnership net loss and a $155 thousand decline in mortgage banking income during the quarter ended March 31, 2016.

Non-interest Expense

For the quarter ended March 31, 2016, non-interest expense totaled $30.3 million, a decrease of $158 thousand, or 0.5%, from the quarter ended March 31, 2015.  The decrease in non-interest expense was primarily driven by a $526 thousand decline in professional fees, a $504 thousand decrease in occupancy expense due to lower snow removal costs and a $403 thousand decrease in marketing expense.  These decreases were partially offset by $838 thousand of merger costs associated with the acquisition of Conestoga Bank and a $325 thousand increase in salaries and benefits primarily due to merit increases.

Income Taxes

For the quarter ended March 31, 2016, we recorded a provision for income taxes of $2.2 million, reflecting an effective tax rate of 30.7%, compared to a provision for income taxes of $2.0 million, reflecting an effective tax rate of 27.6%, for the quarter ended March 31, 2015.  The increase in income tax expense and the effective tax rate during these periods is due to a higher ratio of taxable income compared to tax exempt income for the quarter ended March 31, 2016 as compared to the same periods in 2015.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics remain strong as non-performing loans, excluding government guaranteed student loans, decreased to $13.7 million at March 31, 2016, compared to $14.8 million at December 31, 2015.  Our ratio of non-performing loans to total assets, excluding government guaranteed student loans, decreased to 0.29% at March 31, 2016 compared to 0.31% at December 31, 2015.

As a result of our strong asset quality metrics and low net charge-offs recorded in recent periods, we did not record a provision for loan losses during the quarter ended March 31, 2016. Net charge-offs decreased $1.9 million, or 87.7%, to $267 thousand during the quarter ended March 31, 2016 compared to $2.2 million during the quarter ended December 31, 2015.  As a result of the improvement in our asset quality metrics and net recoveries received, we recorded a $2.0 million negative provision for loan losses for the quarter ended March 31, 2015.

At March 31, 2016, the Bank’s allowance for loan losses totaled $45.2 million, or 1.44% of total loans, compared to $45.5 million, or 1.55% of total loans, at December 31, 2015.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of March 31, 2016, Beneficial’s tangible capital to tangible assets totaled 19.64%. In addition, at March 31, 2016, we had the ability to borrow up to $1.5 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2016	12/31/2015	3/31/2015	Capitalized Ratio	3/31/2016

Tier 1 Leverage (to average assets)	20.58%	22.38%	21.46%	5.0%	$728,715
Common Equity Tier 1 Capital (to risk weighted assets)	29.15%	33.36%	38.32%	6.5%	729,281
Tier 1 Capital (to risk weighted assets)	29.89%	34.13%	38.32%	8.0%	704,900
Total Capital Ratio (to risk weighted assets)	31.14%	35.38%	39.58%	10.0%	680,833

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2016	12/31/2015	3/31/2015	Capitalized Ratio	3/31/2016

Tier 1 Leverage (to average assets)	16.81%	16.86%	16.62%	5.0%	$551,596
Common Equity Tier 1 Capital (to risk weighted assets)	24.42%	25.74%	29.68%	6.5%	576,185
Tier 1 Capital (to risk weighted assets)	24.42%	25.74%	29.68%	8.0%	527,955
Total Capital Ratio (to risk weighted assets)	25.67%	26.99%	30.94%	10.0%	503,923

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 67 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$40,381	$43,978	$42,594
Interest-bearing deposits	71,384	189,942	264,121
Total cash and cash equivalents	111,765	233,920	306,715

Investment securities:
Available-for-sale	582,402	655,162	733,210
Held-to-maturity	673,222	696,310	757,730
Federal Home Loan Bank stock, at cost	8,786	8,786	8,830
Total investment securities	1,264,410	1,360,258	1,499,770

Loans:	3,151,785	2,941,446	2,665,961
Allowance for loan losses	(45,234)	(45,500)	(49,144)
Net loans	3,106,551	2,895,946	2,616,817

Accrued interest receivable	14,794	14,298	13,736

Bank premises and equipment, net	72,465	73,213	79,616

Other assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	65,095	64,827	63,724
Other intangibles	3,915	4,389	5,670
Other assets	53,726	57,871	62,432
Total other assets	244,709	249,060	253,799
Total assets	$4,814,694	$4,826,695	$4,770,453

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$409,716	$409,232	$394,653
Interest bearing deposits	3,100,774	3,042,691	3,020,674
Total deposits	3,510,490	3,451,923	3,415,327
Borrowed funds	190,410	190,405	190,392
Other liabilities	67,206	68,821	70,008
Total liabilities	3,768,106	3,711,149	3,675,727
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—
Common stock — $.01 par value	831	829	827
Additional paid-in capital	789,978	787,503	782,423
Unearned common stock held by employee stock ownership plan	(31,397)	(32,014)	(33,820)
Retained earnings	387,974	382,951	365,309
Accumulated other comprehensive loss, net	(18,562)	(23,374)	(19,747)
Treasury stock, at cost	(82,236)	(349)	(266)
Total stockholders’ equity	1,046,588	1,115,546	1,094,726
Total liabilities and stockholders’ equity	$4,814,694	$4,826,695	$4,770,453

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
INTEREST INCOME:
Interest and fees on loans	$29,990	$29,073	$26,266
Interest on overnight investments	259	165	269
Interest and dividends on investment securities:
Taxable	6,360	6,920	7,910
Tax-exempt	325	325	498
Total interest income	36,934	36,483	34,943

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	466	418	423
Money market and savings deposits	1,322	1,312	1,307
Time deposits	1,628	1,765	1,833
Total	3,416	3,495	3,563
Interest on borrowed funds	1,278	1,281	1,247
Total interest expense	4,694	4,776	4,810
Net interest income	32,240	31,707	30,133
Provision for loan losses	—	—	(2,000)
Net interest income after provision for loan losses	32,240	31,707	32,133

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,990	1,637	1,986
Service charges and other income	3,385	3,864	3,507
Mortgage banking income	(28)	162	127
Net loss on sale of investment securities	(4)	(5)	(5)
Total non-interest income	5,343	5,658	5,615

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,817	15,960	15,492
Occupancy expense	2,293	2,055	2,797
Depreciation, amortization and maintenance	2,317	2,292	2,301
Marketing expense	913	501	1,316
Intangible amortization expense	474	477	466
FDIC insurance	553	527	548
Merger and restructuring charges	838	753	—
Professional fees	1,029	760	1,555
Classified loan and other real estate owned related expense	292	24	292
Other	5,807	6,360	5,724
Total non-interest expense	30,333	29,709	30,491

Income before income taxes	7,250	7,656	7,257
Income tax expense	2,227	2,906	2,006

NET INCOME	$5,023	$4,750	$5,251

EARNINGS PER SHARE — Basic	$0.07	$0.06	$0.07
EARNINGS PER SHARE — Diluted	$0.07	$0.06	$0.07

Average common shares outstanding — Basic	76,162,515	78,679,709	78,454,187
Average common shares outstanding — Diluted	76,993,671	79,614,379	79,073,032

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,506,173	1.84%	$1,614,053	1.84%	$1,934,271	1.79%
Overnight investments	205,383	0.50%	226,461	0.29%	430,391	0.25%
Stock	8,787	4.45%	8,786	4.50%	8,833	20.78%
Other Investment securities	1,292,003	2.04%	1,378,806	2.07%	1,495,047	2.13%

Loans:	2,975,549	4.02%	2,814,708	4.09%	2,449,445	4.31%
Residential	734,020	4.16%	731,828	4.18%	676,032	4.33%
Commercial Real Estate	1,087,469	3.94%	946,483	4.14%	650,686	4.59%
Business and Small Business	531,762	3.77%	514,805	3.81%	494,773	3.99%
Personal Loans	622,298	4.22%	621,592	4.17%	627,954	4.23%

Total Interest Earning Assets	$4,481,722	3.29%	$4,428,761	3.27%	$4,383,716	3.20%

Deposits:	$3,067,501	0.45%	$3,005,608	0.46%	$3,165,515	0.46%
Savings	1,155,603	0.34%	1,123,969	0.34%	1,122,098	0.35%
Money Market	399,739	0.34%	406,391	0.33%	426,792	0.33%
Demand	763,857	0.23%	699,548	0.22%	796,491	0.20%
Demand - Municipals	128,946	0.11%	138,270	0.11%	145,307	0.11%
Total Core Deposits	2,448,145	0.29%	2,368,178	0.29%	2,490,688	0.28%

Time Deposits	619,356	1.06%	637,430	1.10%	674,827	1.10%

Borrowings	190,462	2.70%	190,403	2.67%	190,456	2.65%

Total Interest Bearing Liabilities	$3,257,963	0.58%	$3,196,011	0.59%	$3,355,971	0.58%

Non-interest bearing deposits	395,940		386,219		366,686

Net interest margin		2.87%		2.84%		2.75%

ASSET QUALITY INDICATORS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015

Non-performing assets:
Non-accruing loans	$13,731	$14,768	$14,112
Accruing loans past due 90 days or more	21,223	22,900	24,072
Total non-performing loans	34,954	37,668	38,184

Real estate owned	827	1,276	1,406

Total non-performing assets	$35,781	$38,944	$39,590

Non-performing loans to total loans	1.11%	1.28%	1.43%
Non-performing assets to total assets	0.74%	0.81%	0.83%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.30%	0.33%	0.33%
ALLL to total loans	1.44%	1.55%	1.84%
ALLL to non-performing loans	129.41%	120.79%	128.70%
ALLL to non-performing loans, excluding government guaranteed student loans	329.43%	308.10%	348.24%

Key performance ratios (annualized) are as follows for the quarter ended (unaudited):

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.42%	0.39%	0.45%
Return on average equity	1.87%	1.67%	2.30%
Net interest margin	2.87%	2.84%	2.75%
Efficiency ratio	80.71%	79.50%	85.29%
Tangible common equity	19.64%	21.04%	20.83%